Exhibit 10.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made this 5th day of August, 2008, by and between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Jonathan D. Evans (the “Executive”).

WHEREAS, the Executive is an officer and key employee of the Company;

WHEREAS, the parties hereto desire to assure that the Executive’s knowledge and familiarity with the business of the Company will continue to be available to the Company after the date hereof; and

WHEREAS, the Executive and the Company entered into an amended and restated Employment Agreement on June 30, 2006, and wish to amend and restate in full such agreement to address issues raised by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. Employment. Subject to the provisions of Section 6, the Company hereby employs the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

2. Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on and as of the date hereof (the “Effective Date”) and shall remain in effect for a period of two (2) years from the Effective Date (the “Term”). The Term shall be renewed automatically for periods of two (2) years (each a “Renewal Term”) commencing at the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless notice that this Agreement will not be extended is given by either the Executive or the Company not less than one-hundred (180) days prior to the expiration of the Term (as extended by any Renewal Term). The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the “Term of Employment.”

3. Capacity.

(a) Duties. During the Term of Employment, the Executive shall report directly to the Chairman, President and Chief Executive Officer and (i) shall serve as an executive officer of the Company with the title Vice President, Pharmaceutical Development and Manufacturing, subject to election by the Board of Directors of the Company, (ii) shall perform such duties and responsibilities as may be reasonably determined by the Board of Directors of the Company consistent with the Executive’s title and position, duties and responsibilities as an executive officer of the Company as of the Effective Date; provided that such duties and responsibilities shall be within the general area of the Executive’s experience and skills, (iii) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of the Company and any of its subsidiaries or affiliates (provided that the Company shall indemnify the Executive for liabilities incurred as such in accordance with its current practices to the fullest extent permitted by applicable law); and (iv) shall render all services incident to the foregoing.

(b) Extent of Service. The Executive agrees to diligently serve the interests of the Company and shall devote substantially all of his working time, attention, skill and energies to the advancement of the interests of the Company and its subsidiaries and affiliates and the performance of his duties and responsibilities hereunder; provided that nothing in this Agreement shall be construed as preventing the Executive from (i) investing the Executive’s assets in any entity in a manner not prohibited by Section 7 and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the entities in which such investments are made, or (ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

4. Compensation.

(a)  Salary. During the Term of Employment, the Company shall pay the Executive a salary (the “Base Salary”) at an annual rate as shall be determined from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors consistent with the general policies and practices of the Company and subject to periodic review in accordance with the policies and practices of the Company; provided, however, that in no event shall such rate per annum be less than $260,000.00. Such salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, as in effect from time to time.

(b)  Bonus. Annually, the Company shall review the performance of the Company and of the Executive during the prior year, and the Company may provide the Executive with additional compensation as a bonus in accordance with any bonus plan then in effect from time to time for senior executives of the Company. Any such bonus plan shall have such terms as may be established in the sole discretion of the Board of Directors of the Company or the Compensation Committee of the Board of Directors.

5. Benefits.

(a)  Regular Benefits. During the Term of Employment, the Executive shall be entitled to participate in any and all medical, dental, pension and life insurance plans, disability income plans and other employee benefit plans as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors of the Company or the administrative or other committee provided for in, or contemplated by, such plan. Compliance with this Section 5(a) shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any subsidiary or affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

(b) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time.

(c)  Vacation. During the Term of Employment, the Executive shall receive at least four (4) weeks paid vacation annually or such greater amount as is in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time.

6. Termination of Employment. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by his death as provided in Section 6(c), the date of his death; (ii) if the Executive’s employment is terminated due to his permanent disability as provided in Section 6(c), the date on which notice of termination is given; (iii) if the Executive’s employment is terminated under Section 6(e), sixty (60) days after the date on which notice of termination is given; and (iv) if the Executive’s employment is terminated under Section 6(f), the date on which the applicable cure period expires.

(a) Mutual Consent. The Executive’s employment under this Agreement may be terminated at any time by the mutual consent of the Executive and the Company on such terms as both parties shall mutually agree.

(b) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for Cause at any time upon written notice to the Executive without further liability on the part of the Company. For purposes of this Agreement, a termination shall be for Cause if:

(i) the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or any crime involving moral turpitude;

(ii) the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 7 or 8 hereof which breach has not been cured within fifteen (15) days after delivery to the Executive by the Company of written notice thereof;

(iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 7 or 8 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company of written notice thereof; or

(iv) the Executive shall have disobeyed reasonable written instructions from the Company’s Board of Directors Compensation Committee or other appropriate governing committee which are consistent with the terms and conditions of this Agreement or shall have deliberately, willfully, substantially and continuously failed to perform the Executive’s duties hereunder, after written notice and under circumstances effectively constituting a voluntary resignation of the Executive’s position with the Company.

Upon termination for Cause as provided in this Section 6(b), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (A) earned but unpaid Base Salary and (B) the continued rights of the Executive to receive payments due under the Technology Development Incentive Plan. The Company shall have any and all rights and remedies under this Agreement and applicable law.

(c) Death; Disability. The Executive’s employment under this Agreement may be terminated by the Company upon the earlier of death or permanent disability (as defined below) of the Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid salary through the Date of Termination, (ii) bonus payments with respect to the calendar year within which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to senior executive officers of the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination, and (iii) in the case of permanent disability, continuation at the Company’s expense of health insurance benefits (medical and dental) until the first anniversary of the Date of Termination to the extent permitted under the Company’s group health insurance policy. As used herein, the term “permanent disability” or “permanently disabled” means the inability of the Executive, by reason of injury, illness or other similar cause, after reasonable accommodation by the Company, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company. The Company shall provide written notice to the Executive of the termination of his employment hereunder due to permanent disability. The provisions of the Technology Development Incentive Plan shall apply to matters related to any technical incentive compensation being received at the time of disability or death of the Executive.

(d) Voluntary Termination by the Executive. At any time during the Term of Employment, the Executive may terminate his employment under this Agreement upon sixty (60) days’ prior written notice to the Company. Upon termination by the Executive as provided in this Section 6(d), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and any payments of technology incentive compensation under the Technology Development Incentive Plan.

(e) Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated by the Company at any time without Cause by the Company upon sixty (60) days’ prior written notice to the Executive. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 6(b) and is not a termination on account of death or disability under Section 6(c) shall be deemed a termination without Cause. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company and the lapse of any statutory revocation period, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of one (1) year from the Date of Termination and shall pay to the Executive in monthly installments over each year of the one (1) year period, an amount equal to the Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination pursuant to Section 4(b) beginning with the first payroll date that begins thirty (30) days after the Date of Termination. The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twelve (12) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy. Termination of the Executive without Cause shall not impact the eligibility of the Executive to receive technology incentive compensation payments due under the provisions of the Technology Development Incentive Plan.

(f) Termination by the Executive upon Company Breach. The Executive shall have the right to terminate his employment hereunder upon written notice to the Company in the event of (i) a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive or (ii) a breach by the Company of any of its material obligations hereunder, in each case after the Executive has given written notice to the Company specifying such default by the Company within sixty (60) days of the occurrence of the default and giving the Company a reasonable time, not less than thirty (30) days, to conform its performance to its obligations hereunder. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company and the lapse of any statutory revocation period, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of one (1) year from the Date of Termination and shall pay to the Executive in monthly installments over the one (1) year period, an amount equal to the Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination pursuant to Section 4(b) beginning with the first payroll date that begins thirty (30) days after the Date of Termination. The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twelve (12) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy. Termination of the Executive upon Company breach shall not impact the eligibility of the Executive to receive technology incentive compensation payments due under the provisions of the Technology Development Incentive Plan.

(g) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined below, during the Term of Employment, the provisions of this Section 6(g) shall apply and shall continue to apply throughout the remainder of the Term (as extended by any Renewal Term). Upon a Change in Control, the Executive will become fully vested in any outstanding stock options, Restricted Stock or other stock grants awarded and become fully vested in all Company contributions made to the Executive’s 401(k), Profit Sharing or other retirement account(s). If, within two (2) years following a Change of Control, the Executive’s employment is terminated by the Company without Cause (in accordance with Section 5(e) above) or by the Executive for “Good Reason” (as defined in Section 5(g)(ii) below), in lieu of any severance and other benefits payable under Section 5(e) or Section 5(f), subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company and the lapse of any statutory revocation period, the Company shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to one (1) times the sum of (x) the Executive’s Base Salary at the rate then in effect pursuant to Section 4(a), plus (y) an amount equal to the Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination pursuant to Section 4(b) within thirty (30) days of the Date of Termination. The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twelve (12) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy. Termination upon a Change of Control shall not impact the eligibility of the Executive to receive technology incentive compensation payments due under the provisions of the Technology Development Incentive Plan.

(i) “Change of Control” shall mean the occurrence of any one of the following events:

(A) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries and other than Thomas E. D’Ambra, Ph.D.), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company);

(B) persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (1) a vote of at least a majority of the Incumbent Directors or (2) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) consummation of (1) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(D) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii) “Good Reason” shall mean the occurrence of any of the following:

(A)  a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive;

(B) a breach by the Company of any of its material obligations hereunder; or

(C) the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

(iii) The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 6(g)(ii) within sixty (60) days of the occurrence of the event and shall not be entitled to compensation pursuant to this Section 6(g) unless the Company fails to cure within a reasonable period of not less than thirty (30) days.

(h) Gross Up Payment.

(i) In the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(ii) Subject to the provisions of subsection (iii) below, all determinations required to be made under this subsection (ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of the Terminating Event, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this subsection (ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax Payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to subsection (iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in subsection (iii) below, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Section 6(h), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (iii) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after a Gross-Up Payment by the Company pursuant to this Section 5(h), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(i) No Mitigation. Without regard to the reason for the termination of the Executive’s employment hereunder, the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

(j) Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the prime rate reported by The Wall Street Journal as of the date of separation from service, from such date of separation from service until the payment.

(ii) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Non-Competition and No Solicitation.

(a) Because the Executive’s services to the Company are special and because the Executive has access to the Company’s confidential information, during the Term of Employment and for a period of twenty-four (24) months following the termination, the Executive shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person (as hereinafter defined) other than the Company and its affiliates in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than one percent (1%) of the outstanding shares of capital stock or comparable equity interests of such Person.

(b) For purposes of this Agreement, the following terms have the following meanings:
“Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization; and

“Designated Industry” means the business of providing chemistry research and development services to pharmaceutical and biotechnology companies involved in drug development and discovery and any and all activities related thereto, including, without limitation, medicinal chemistry, chemical development, biocatalysis, analytical chemistry services and small-scale manufacturing and any other business conducted by the Company during the Executive’s employment with the Company.

(c) For a period of twenty-four (24) months following the termination of this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the Executive’s employment with the Company. This paragraph shall not apply to persons whose employment and/or retention with the Company has been terminated for a period of twenty-four (24) months or longer.

8. Confidentiality. In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the “Confidential Information”). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public, (B) became or becomes generally known to the public through no fault of the Executive, or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Executive’s employment with the Company, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive’s possession or control, shall be returned to the Company and remain in its possession. This Section 8 shall survive the termination of this Agreement for any reason.

9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants which would affect the performance of his obligations hereunder. As of the Effective Date, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with the Company or any of its affiliates.

10. Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

11. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11. This Section 11 shall survive the termination of this Agreement for any reason.

12. Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event that the Company terminates the Executive’s employment for cause under Section 6(b) and the Executive contends that cause did not exist, then the Company’s only obligation shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether the Executive was in fact terminated for cause. If the arbitrator determines that the Executive was not terminated for cause by the Company, then the only remedies that the arbitrator may award are (i) payment of amounts which would have been payable if the Executive’s employment had been terminated under Section 6(e), (ii) the costs of arbitration, (iii) the Executive’s attorneys’ fees, and (iv) all rights and benefits granted or in effect with respect to the Executive under the Company’s stock option plans and agreements with the Executive pursuant thereto, with the vesting and exercise of any stock options and the forfeit ability of any stock-based grants held by the Executive to be governed by the terms of such plans and the related agreements between the Executive and the Company. If the arbitrator finds that the Executive’s employment was terminated for cause, the arbitrator will be without authority to award the Executive anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning the Executive’s mental or physical capacity as described in Section 6(c), a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company’s doctor and the Executive’s doctor conflict, the Company’s doctor and the Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Section 12 shall survive the termination of this Agreement for any reason.

13. Specific Performance. Notwithstanding Section 12 hereof, it is specifically understood and agreed that any breach of the provisions of this Agreement, including, without limitation, Sections 7 and 8 hereof, by the Executive is likely to result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. To the extent that any court action is permitted consistent with or to enforce Section 7 or 8 of this Agreement, the parties hereby agree to the sole and exclusive jurisdiction of the Supreme Court of the State of New York (Albany County) and the United States District Court for the Northern District of New York (City of Albany). Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Albany Molecular Research, Inc.
21 Corporate Circle
Albany, New York 12203-5154
Facsimile: (518) 867-4375
Attention: Board of Directors

To the Executive, at the address on file with the Company

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

15. Amendment; Waiver. This Agreement shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

16. Successors and Assigns. This Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

18. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

19. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Thomas D’Ambra

EXECUTIVE:

/s/ Jonathan Evans
Jonathan D. Evans